Exhibit 99.3

In the preliminary prospectus supplement filed pursuant to Rule 424(b)(5) in connection with a public offering of common stock by Aclaris Therapeutics, Inc. (the “Company”), the Company provided the following overview of the Company’s business and the following risk factors as updates to the information provided in the Company’s previous periodic filings with the Securities and Exchange Commission.

Company Overview

We are a dermatologist-led biopharmaceutical company focused on identifying, developing and commercializing innovative therapies to address significant unmet needs in medical and aesthetic dermatology and immunology. Our lead product ESKATA (hydrogen peroxide) topical solution, 40% (w/w), or ESKATA, is a proprietary formulation of high-concentration hydrogen peroxide topical solution that has been approved by the U.S. Food and Drug Administration, or FDA, as an office-based prescription treatment for raised seborrheic keratosis, or SK, a common non-malignant skin tumor. The FDA approved our New Drug Application, or NDA, for ESKATA for the treatment of raised SKs in December 2017. We also submitted a Marketing Authorization Application, or MAA, for ESKATA in select countries in the European Union in July 2017. We are also developing another high-concentration formulation of hydrogen peroxide, A-101 45% Topical Solution, as a prescription treatment for common warts, also known as verruca vulgaris. Additionally, in 2015, we in-licensed exclusive, worldwide rights to certain inhibitors of the Janus kinase, or JAK, family of enzymes, for specified dermatological conditions, including alopecia areata, or AA, vitiligo and androgenetic alopecia, or AGA, also known as male or female pattern baldness. In 2016, we acquired additional intellectual property rights for the development and commercialization of certain JAK inhibitors for specified dermatological conditions. We have also entered into an agreement to acquire RHOFADE (oxymetazoline hydrochloride) cream, 1% and additional intellectual property from Allergan, as described further below under “— Recent Developments.” RHOFADE is approved for the topical treatment of persistent facial erythema, or redness, associated with rosacea in adults. We intend to continue to in-license or acquire additional drug candidates and technologies to build a fully integrated dermatology company.

We have been developing our sales, marketing and product distribution capabilities for ESKATA in order to support our commercial launch in the United States, which occurred in May 2018. We have also hired a targeted field sales force of 50 sales representatives which we believe will allow us to reach the approximately 6,000 health care providers in the United States with the highest potential for using ESKATA.

We are developing A-101 45% Topical Solution for the treatment of common warts. In June 2017, we commenced two Phase 2 clinical trials, WART-202 and WART-203, of A-101 45% topical solution to assess the dose frequency in adult and pediatric patients with common warts. Both trials evaluated the safety and efficacy of A-101 45% Topical Solution as compared to placebo, or vehicle. The two randomized, double-blind, vehicle-controlled trials were designed to evaluate the effects of dose frequency and to explore additional clinical endpoints that will be further evaluated in a planned Phase 3 development program. We enrolled a total of 316 patients at 34 investigational centers in the United States across both trials. In January 2018, we reported top line results from these two Phase 2 clinical trials of A-101 45% Topical Solution. In March 2018, we reported final results, which included a 3-month drug-free follow-up phase, from the WART-203 clinical trial. In addition, in April 2018, we concluded the WART-202 clinical trial, in which we evaluated a different dosing regimen from the one used in the WART-203 clinical trial. In both of these clinical trials, patients treated with A-101 45% Topical Solution achieved clinically and statistically significant outcomes for the primary, secondary and exploratory endpoints of the trial. Based on the results from these clinical trials, we held an end of Phase 2 meeting with the FDA and are using a twice-weekly dosing regimen in our Phase 3 clinical trials of A-101 45% Topical Solution for the treatment of common warts, which we initiated in September 2018. We expect to report data from these Phase 3 clinical trials in the second half of 2019 and, if those results are positive, to submit an NDA to the FDA thereafter.

We are developing our JAK inhibitor drug candidate ATI-501, which we licensed from Rigel Pharmaceuticals, Inc., or Rigel, as an oral treatment for AA. AA is an autoimmune dermatologic condition typically characterized by patchy non-scarring hair loss on the scalp and body. More severe forms of AA include total scalp hair loss, known as alopecia totalis, and total hair loss on the scalp and body, known as alopecia universalis. We submitted an investigational new drug application, or IND, to the FDA for ATI-501 for the treatment of AA in October 2016. Since the filing of the IND, we have conducted several Phase 1 clinical trials to evaluate the pharmacokinetic and pharmacodynamic, or PK/PD, properties of various formulations of ATI-501. Based on the results from these clinical trials, we selected an oral suspension and have initiated a Phase 2 dose-response clinical trial of ATI-501.

We are developing ATI-502, which we also licensed from Rigel, as a topical treatment for AA, vitiligo and AGA, as well as atopic dermatitis, a common form of eczema. We submitted an IND to the FDA for ATI-502 for the treatment of AA in July 2017. The following table summarizes the status of our ongoing Phase 2 clinical trials of ATI-501 and ATI-502, including their indications, trial objectives and expected timing for initiation and receipt of preliminary results:

Drug Candidate and Name of Trial	Indication	Objective	Patients	Initiation	Preliminary Results Expected
ATI-501
AUAT-201	AA	Dose-ranging	80	Initiated	2H 2019

ATI-502
AA-201	AA	Dose-ranging	120	Initiated	1H 2019
AA-202	AA	PK/PD	11	Initiated	1H 2018(1)
AUATB-201	AA (Eyebrow)	Open-label study	12	Initiated	2H 2018
VITI-201	Vitiligo	Open-label study	33	Initiated	1H 2019
AGA-201	AGA	Open-label study	24	Initiated	1H 2019
AD-201	Atopic Dermatitis	Open-label study	30	Initiated	Mid-2019

(1)                                 AA-202 interim data reported in June 2018.

In August 2017, we acquired Confluence Life Sciences, Inc., our subsidiary that we have renamed Aclaris Life Sciences, Inc. This acquisition added small molecule drug discovery and preclinical development capabilities that allow us to bring early-stage research and development activities in-house that we previously outsourced to third parties. We also acquired several preclinical drug candidates as part of this acquisition, including additional JAK inhibitors known as “soft” JAK inhibitors, inhibitors of the MK-2 signaling pathway and inhibitors of interleukin-2-inducible T cell kinase, or ITK. We expect to submit an IND to the FDA for ATI-450, an MK-2 inhibitor, in mid-2019, and for our soft JAK inhibitors and ITK inhibitors in the second half of 2019. We are considering developing ATI-450 for the treatment of rheumatoid arthritis, psoriasis, hidradenitis suppurativa, cryopyrin-associated periodic syndrome, and pyoderma gangrenosum. We are considering developing our soft-JAK inhibitors for the treatment of dermatological conditions, including atopic dermatitis, vitiligo and AA. We are considering developing our ITK inhibitors for the treatment of psoriasis, inflammatory dermatoses and inflammatory bowel disease.

Recent Developments

Acquisition of RHOFADE

On October 15, 2018, we entered into an Asset Purchase Agreement, or the APA, with Allergan, pursuant to which we have agreed to acquire the worldwide rights to RHOFADE, as well as additional intellectual property. The acquisition includes an exclusive license to certain intellectual property for RHOFADE. In addition, Allergan has agreed to provide transition support services to us.

Pursuant to the APA, and upon the terms and subject to the conditions thereof, we are required to pay Allergan total cash consideration of $65.0 million, including $58.5 million to be paid at the closing and $6.5 million to be placed in escrow, plus the book value of Allergan’s inventory of RHOFADE commercial product and samples, which we estimate to be approximately $1 million. We have also agreed to pay Allergan a one-time payment of $5.0 million upon the achievement of a specified development milestone related to the potential development of an additional dermatology product. In addition, we have agreed to pay Allergan specified royalty payments, ranging from a mid-single digit percentage to a mid-teen percentage of net sales, subject to specified reductions, limitations and other adjustments, on a country-by-country basis until the date that the patent rights related to a particular product, such as RHOFADE, have expired or, if later, ten years from the closing date of the acquisition. In addition, we have agreed to assume the rights and obligations of Allergan related to RHOFADE, including the obligation to pay specified royalties and milestone payments under agreements with Aspect Pharmaceuticals, LLC and Vicept Therapeutics, Inc. Members of our management team, including Neal Walker, Frank Ruffo, Christopher Powala and Stuart Shanler, as well as Stephen Tullman, the chairman of our board of directors, are former stockholders of Vicept Therapeutics, Inc., and Dr. Shanler is also a current member of Aspect Pharmaceuticals, LLC. In their capacities as current or former holders of equity interests in these entities, these individuals may be entitled to receive a portion of the potential future payments payable by us to Allergan.

The completion of the acquisition is subject to the satisfaction or waiver of a number of customary closing conditions in the APA, including the receipt of regulatory approval, the absence of certain governmental restraints and the absence of a material adverse effect on us or the RHOFADE business. We expect to close the acquisition in the fourth quarter of 2018.

Allergan received approval from the FDA in January 2017 to market RHOFADE for the topical treatment of persistent facial redness associated with rosacea in adults, and the product became commercially available in the United States in May 2017. Based on independent third-party prescription data, we estimate that there were approximately 50,000 RHOFADE prescriptions filled during the six months ended December 31, 2017 and another approximately 55,000 prescriptions filled during the six months ended June 30, 2018.

Based on information provided to us by Allergan, we estimate that RHOFADE net revenues, consisting of gross revenues less promotional discounts and allowances, were approximately $17.5 million for the twelve months ended June 30, 2018, with the majority of these net revenues generated in the second half of 2017. The decrease in net revenues for the six months ended June 30, 2018 compared to the second half of 2017 was the result of decreased promotional efforts by Allergan during 2018, following a restructuring program announced by Allergan in January 2018. Historical RHOFADE revenues for any periods prior to the closing of the acquisition are not necessarily indicative of future revenues once we begin to market RHOFADE. We expect to commence marketing of RHOFADE after the closing of the acquisition.

The preliminary financial data of RHOFADE included in this prospectus supplement has been prepared by, and is the responsibility of, our management and has not been reviewed or audited by our independent registered public accounting firm. The preliminary financial data represent the most current information available to us as of the date of this prospectus supplement and are subject to completion of audit and review procedures that could result in significant changes to the estimated amounts. Accordingly, undue reliance should not be placed on such preliminary data. We expect to report audited RHOFADE revenues for the year ended December 31, 2017 and unaudited revenues for the six months ended June 30, 2018, as well as unaudited pro forma financial information, in a Current Report on Form 8-K to be filed following the closing of the acquisition, in accordance with SEC requirements. Accordingly, our independent auditors do not express an opinion or any other form of assurance with respect to this preliminary data.

We expect to be able to achieve synergies from the addition of RHOFADE to our product portfolio by leveraging our existing sales, marketing and product distribution capabilities for ESKATA, which we began marketing in the United States in the second quarter of 2018. As prescriptions for RHOFADE remained relatively stable during the first half of 2018 compared to the second half of 2017, despite reduced promotional efforts from Allergan, we expect prescriptions may increase over the long-term as we actively market the product to potential prescribers. However, the number of prescriptions and promotional discount and allowances may fluctuate from quarter to quarter as we integrate RHOFADE in our product portfolio. We estimate that there is significant overlap among the target audience of healthcare professionals who could be prescribers of both ESKATA and RHOFADE. In addition, we believe that we have a strong understanding of the potential market opportunity for RHOFADE as a result of certain members of our management team having been involved in its development prior to acquisition of the product by Allergan in 2011. However, if we are unable to successfully integrate RHOFADE effectively, our business will be adversely affected.

In connection with the APA, we have agreed to exclusively license from Allergan a family of U.S. patents and applications relating to methods of treating erythema resulting from rosacea by topically administering oxymetazoline or other alpha-1 adrenoreceptor agonists, which expire between January 2024 and May 2028. Following the closing of the acquisition, we will also own a family of patents and applications in the United States, the European Union and other major foreign markets that cover certain cream formulations of oxymetazoline, including RHOFADE, which expires in December 2031. We also will own a family of patents and applications in the United States, the European Union and other major foreign markets relating to methods of treating facial erythema associated with rosacea by topically administering once or twice daily 1% or 1.5% oxymetazoline, which expires in June 2035. We have also agreed to exclusively sublicense, on a royalty-free basis, from Allergan rights under certain patents and applications owned by a third party in the United States, the European Union and other major markets to make, use or sell oxymetazoline for the treatment of rosacea or another skin condition known as purpura, in each case by application to the skin, that would expire between May 2024 and May 2025.

Loan and Security Agreement with Oxford

On October 15, 2018, we entered into a Loan and Security Agreement with Oxford Finance LLC, or Oxford. The Loan and Security Agreement provides for up to $65.0 million in term loans. Of the $65.0 million, $30.0 million is available for draw until the earlier of October 31, 2018 or an event of default. The remaining $35.0 million will become available for draw beginning on the closing date of the RHOFADE acquisition and ending on the earlier of March 31, 2019 or an event of default.

Preliminary Financial Data

As of September 30, 2018, we estimate that we had approximately $134 million in cash, cash equivalents and marketable securities. We also expect net revenues from sales of ESKATA for the three months ended September 30, 2018 to be approximately $0.5 million. These estimates are preliminary since our final reviewed financial statements as of and for the three months ended September 30, 2018 are not yet available.

The preliminary financial data included in this prospectus supplement has been prepared by, and is the responsibility of, our management. There can be no assurance that our cash, cash equivalents and marketable securities or our net revenues from sales of ESKATA as of and for the three months ended September 30, 2018 will not differ from these estimates when our financial statements for the period are finalized and reviewed, including as a result of our quarterly close and review procedures. Any such changes could be material.

Our independent registered public accounting firm, PricewaterhouseCoopers LLP, has not audited, reviewed, compiled or performed any procedures with respect to the preliminary financial data. Accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto.

Risk Factors

Risks Related to Our Acquisition of RHOFADE and Loan and Security Agreement with Oxford

We may not close the acquisition or realize the anticipated benefits from our acquisition of RHOFADE.

We may not close the acquisition of RHOFADE. The completion of the acquisition is subject to the satisfaction or waiver of a number of closing conditions in the APA, including the receipt of regulatory approval, the absence of certain governmental restraints and the absence of a material adverse effect on us or the RHOFADE business. Even if we do close the acquisition, the success of our acquisition of RHOFADE will depend, in large part, on our ability to realize operating synergies from combining RHOFADE with our portfolio of drug candidates and ESKATA.

The failure to successfully integrate and manage the challenges presented by the integration process may result in our failure to achieve some or all of the anticipated benefits of the acquisition. Potential difficulties that may be encountered include the following:

• complexities associated with managing an additional commercial-stage drug;

• training our sales force to market both ESKATA and RHOFADE;

• current and prospective employees may experience uncertainty regarding their future roles with our company, which might adversely affect our ability to retain, recruit and motivate key personnel;

• our due diligence processes in connection with the acquisition may fail to identify significant problems, risks, liabilities or other shortcomings or challenges associated with the RHOFADE assets, including problems, risks, liabilities or other shortcomings or challenges with respect to intellectual property, product quality and safety and other known and unknown liabilities; and

• performance shortfalls as a result of the diversion of management’s attention caused by completing the acquisition and integrating RHOFADE.

If any of these events were to occur, our ability to maintain relationships with customers, suppliers and employees or our ability to achieve the anticipated benefits of the acquisition could be adversely affected, or could reduce our future earnings or otherwise adversely affect our business and financial results and, as a result, adversely affect the market price of our common stock.

We may not be able to generate sufficient cash to service our indebtedness, including the Loan and Security Agreement with Oxford.

We have entered into a Loan and Security Agreement with Oxford, pursuant to which we can draw $30.0 million until October 31, 2018 and can draw an additional $35.0 million beginning on the closing date of our acquisition of RHOFADE until March 31, 2019. Our obligations under the Loan and Security Agreement are secured by substantially all of our assets except for our intellectual property, and we may not encumber our intellectual property without Oxford’s prior written consent. The Loan and Security Agreement contains negative covenants restricting our activities, including limitations on dispositions, mergers or acquisitions, incurring indebtedness or liens, paying dividends or making investments and other specified business transactions. The Loan and Security Agreement also contains specified financial covenants related to us achieving specified minimum consolidated revenues in future periods. Our obligations under the Loan and Security Agreement are subject to acceleration upon the occurrence of specified events of default, including a material adverse change in our business, operations or financial or other condition. We may also enter into other debt agreements in the future which may contain similar or more restrictive terms.

Our ability to make scheduled monthly payments or to refinance our debt obligations depends on numerous factors, including the amount of our cash reserves and our actual and projected financial and operating performance. These amounts and our performance are subject to certain financial and business factors, as well as prevailing economic and competitive conditions, some of which may be beyond our control. We cannot assure you that we will maintain a level of cash reserves or cash flows from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our existing or future indebtedness. If our cash flows and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay capital expenditures, sell assets or operations, seek additional capital or restructure or refinance our indebtedness. We cannot assure you that we would be able to take any of these actions, or that these actions would permit us to meet our scheduled debt service obligations. Failure to comply with the covenants and conditions of the Loan and Security Agreement, including our failure to achieve the minimum revenue covenants, could result in an event of default, which could result in an acceleration of amounts due under the Loan and Security Agreement. We may not have sufficient funds or may be unable to arrange for additional financing to repay our indebtedness or to make any accelerated payments, and Oxford could seek to enforce security interests in the collateral securing such indebtedness, which would harm our business.

Risks Related to our Business and Intellectual Property

We face substantial competition, which may result in others discovering, developing or commercializing drugs before or more successfully than we do.

The development and commercialization of new drugs is highly competitive. We face competition with respect to our current drug candidates, and will face competition with respect to any drug candidates that we may seek to develop or commercialize in the future, from many different sources, including major pharmaceutical, biotechnology and specialty pharmaceutical companies, academic institutions and governmental agencies and public and private research institutions.

With respect to ESKATA for the treatment of raised SKs, we are aware of two biopharmaceutical companies developing drug candidates which target SK, and another company that currently markets a line of cosmetic products targeting skin conditions, including SK. We are also aware of early research being conducted with Akt inhibitors as a potential treatment for SK.

With respect to RHOFADE for the treatment of persistent facial redness due to rosacea, we are aware of one other drug that shares this indication. MIRVASO (brimonidine) topical gel, 0.33%, which was approved in 2013, is currently marketed by Galderma Laboratories, L.P.

With respect to A-101 45% Topical Solution for the treatment of common warts, we are aware of four companies developing drug candidates for the treatment of common warts. In addition, other drugs have been used off-label as treatments for common warts. We could also encounter competition from over-the-counter treatments for common warts.

Our commercial opportunity could be reduced or eliminated if our competitors develop and commercialize drugs that are safer, more effective, have fewer or less severe side effects, are more convenient or are less expensive than ESKATA or any other drug that we may develop. Our competitors also may obtain FDA or other regulatory approval for their drugs more rapidly than we may obtain approval for our drug, which could result in our competitors establishing a strong market position before we are able to enter the market.

With respect to ATI-501 and ATI-502 for the treatment of AA, we anticipate competing with sensitizing agents such as diphencyprone, and topical, intralesional and systemic corticosteroids, which have been found to occasionally reduce symptoms of AA. Other treatments utilized for patchy AA include anthralin and minoxidil solution. We may also compete with companies developing chemical agents to be used in topical immunotherapies, as well as companies developing biologics, immunosuppressive agents, laser therapy, phototherapy, other JAK inhibitors and prostaglandin analogues to treat AA.

Many of the companies against which we are competing, or against which we may compete in the future, have significantly greater financial resources and expertise in research and development, manufacturing, preclinical and clinical development, obtaining regulatory approvals and marketing approved drugs than we do. Mergers and acquisitions in the pharmaceutical and biotechnology industries may result in even more resources being concentrated among a smaller number of our competitors. Smaller or early-stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies. These competitors also compete with us in recruiting and retaining qualified scientific and management personnel and establishing clinical trial sites and patient registration for clinical trials, as well as in acquiring technologies complementary to, or that may be necessary for, our programs.

If we are unable to obtain and maintain patent protection for our drug candidates, or if the scope of the patent protection obtained is not sufficiently broad, our competitors could develop and commercialize technology and drugs similar or identical to ours, and our ability to successfully commercialize our technology and drug candidates may be impaired.

Our success depends in large part on our ability to obtain and maintain patent protection in the United States and other countries with respect to our drug candidates. We seek to protect our proprietary position by filing patent applications in the United States and abroad related to our drug candidates.

The patent prosecution process is expensive and time-consuming, however, and we may not be able to file and prosecute all necessary or desirable patent applications at a reasonable cost or in a timely manner. It is also possible that we will fail to identify patentable aspects of our development output before it is too late to obtain patent protection. We may not have the right to control the preparation, filing and prosecution of patent applications, or to maintain the rights to patents licensed to third parties. Therefore, these patents and applications may not be prosecuted and enforced in a manner consistent with the best interests of our business.

The patent position of biotechnology and pharmaceutical companies generally is highly uncertain, involves complex legal and factual questions and has in recent years been the subject of much litigation. In addition, the laws of foreign countries may not protect our rights to the same extent as the laws of the United States or vice versa. For example, European patent law restricts the patentability of methods of treatment of the human body more than U.S. law does. Publications of discoveries in the scientific literature often lag behind the actual discoveries, and patent applications in the United States and other jurisdictions are typically not published until 18 months after filing, or in some cases not at all. Therefore, we cannot know with certainty whether we or our licensors were the first to make the inventions claimed in our patents or pending patent applications, or that we or our licensors were the first to file for patent protection of such inventions. As a result, the issuance, scope, validity, enforceability and commercial value of our patent rights are highly uncertain. Our pending and future patent applications may not result in patents being issued that protect our technology or drugs, in whole or in part, or which effectively prevent others from commercializing competitive technologies and drugs. Changes in either the patent laws or interpretation of the patent laws in the United States and other countries may diminish the value of our patents or narrow the scope of our patent protection.

Recent patent reform legislation could increase the uncertainties and costs surrounding the prosecution of our patent applications and the enforcement or defense of our issued patents. On September 16, 2011, the Leahy-Smith America Invents Act, or the Leahy-Smith Act, was signed into law. The Leahy-Smith Act includes a number of significant changes to U.S. patent law. These include provisions that affect the way patent applications are prosecuted and may also affect patent litigation. The United States Patent Office recently developed new regulations and procedures to govern administration of the Leahy-Smith Act, and many of the substantive changes to patent law associated with the Leahy-Smith Act, and in particular, the first to file provisions, only became effective on March 16, 2013. Accordingly, it is not clear what, if any, impact the Leahy-Smith Act will have on the operation of our business. However, the Leahy-Smith Act and its implementation could increase the uncertainties and costs surrounding the prosecution of our patent applications and the enforcement or defense of our issued patents, all of which could have a material adverse effect on our business and financial condition.

Moreover, we may be subject to a third-party preissuance submission of prior art to the U.S. Patent and Trademark Office, or USPTO, or become involved in opposition, derivation, reexamination, inter partes review, post-grant review or interference proceedings challenging our patent rights or the patent rights of others. An adverse determination in any such submission, proceeding or litigation could reduce the scope of, or invalidate, our patent rights, allow third parties to commercialize our technology or drugs and compete directly with us, without payment to us, or result in our inability to manufacture or commercialize drugs without infringing third-party patent rights. In addition, if the breadth or strength of protection provided by our patents and patent applications that we own, or license is threatened, it could dissuade companies from collaborating with us to license, develop or commercialize current or future drug candidates.

Even if our patent applications that we own or license issue as patents, they may not issue in a form that will provide us with any meaningful protection, prevent competitors from competing with us or otherwise provide us with any competitive advantage. Our competitors may be able to circumvent our patents by developing similar or alternative technologies or drugs in a non-infringing manner. For example, the patents and patent applications that we exclusively licensed from Columbia University that are primarily directed to methods of treating hair loss disorders with JAK inhibitors may not issue or may issue with claims directed to the use of specific JAK inhibitors, which may not be relevant to the JAK inhibitors we intend to commercialize or the JAK inhibitors that our competitors may commercialize.

In addition, the issuance of a patent is not conclusive as to its inventorship, scope, validity or enforceability, and our patents may be challenged in the courts or patent offices in the United States and abroad. Such challenges may result in loss of exclusivity or freedom to operate or in patent claims being narrowed, invalidated or held unenforceable, in whole or in part, which could limit our ability to stop others from using or commercializing similar or identical technology and drugs, or limit the duration of the patent protection of our technology and drugs. Our issued U.S. patents, with claims directed to treatment of SK and acrochordons with high-concentration hydrogen peroxide of at least 23%, including ESKATA and A-101 45% Topical Solution, are scheduled to expire in 2022, and our issued U.S. formulation patent with claims directed to high-concentration hydrogen peroxide formulations, including ESKATA and A-101 45% Topical Solution, and methods of use is scheduled to expire in 2035. The issued U.S. patents that we have agreed to exclusively license from Allergan relating to methods of treating erythema resulting from rosacea by topically administering oxymetazoline or other alpha-1 adrenoreceptor agonists, which cover the approved use of RHOFADE, expire between January 2024 and May 2028. The issued U.S. patent that covers cream formulations of oxymetazoline, including RHOFADE, expires in December 2031. The issued U.S. patents relating to methods of treating facial erythema associated with rosacea by topically administering once or twice daily 1% or 1.5% oxymetazoline expire in June 2035. The patents and applications that we have agreed to exclusively sublicense from Allergan that may relate to RHOFADE expire between May 2024 and May 2025. Certain issued U.S. patents relating to our JAK inhibitors, ATI-501 and ATI-502, are scheduled to expire in 2023 and additional U.S. patents, with claims specifically directed to such JAK inhibitors, are scheduled to expire in 2030. The issued U.S. and Japanese patents that we exclusively licensed from Columbia University with claims directed to the use of third party JAK inhibitors for the treatment of hair loss disorders, including AA and AGA, and inducing hair growth, expire in 2031. We currently do not have any patents issued directed to our “soft” JAK inhibitors, but any claims that may issue would expire in 2038. Our issued U.S. patent covering our lead inhibitors of the MK-2 signaling pathway inhibitor, expires in 2034 and other issued patents covering different MK-2 signaling pathway inhibitors expire in 2031 and 2032. Our issued patents covering our novel inhibitors of ITK expire between 2035 and 2038. Given the amount of time required for the development, testing and regulatory review of new drug candidates, patents protecting such candidates might expire before or shortly after such candidates are commercialized. As a result, our patent portfolio may not provide us with sufficient rights to exclude others from commercializing drugs similar or identical to ours.

We may become involved in lawsuits to protect or enforce our patents or other intellectual property, which could be expensive, time-consuming and unsuccessful. Further, our issued patents could be found invalid or unenforceable if challenged in court.

Competitors may infringe our issued patents or other intellectual property. Our pending applications cannot be enforced against third parties practicing the technology claimed in such applications unless and until a patent issues from such applications. To counter infringement or unauthorized use, we may be required to file infringement claims, which can be expensive and time-consuming. Any claims we assert against perceived infringers could provoke these parties to assert counterclaims against us alleging that we infringe their patents or that our patents are invalid or unenforceable. Grounds for a validity challenge could be an alleged failure to meet any of several statutory requirements, including lack of novelty, obviousness, non-enablement or insufficient written description. Grounds for an unenforceability assertion could be an allegation that someone connected with prosecution of the patent withheld relevant information from the USPTO or made a misleading statement during prosecution. Third parties may also raise similar claims before the USPTO, in post-grant proceedings such as ex parte reexaminations, inter partes review, or post-grant review, or oppositions or similar administrative proceedings outside the United States, in parallel with litigation or, even outside the context of litigation. The outcome following legal assertions of invalidity and unenforceability is unpredictable. With respect to the validity question, for example, we cannot be certain that there is no invalidating prior art of which we and the patent examiner were unaware during prosecution. If a defendant were to prevail on a legal assertion of invalidity or unenforceability, we would lose at least part, and perhaps all, of the patent protection on our drug candidates. Such a loss of patent protection would harm our business.

In such a proceeding, a court or administrative board may decide that a patent of ours is invalid or unenforceable, in whole or in part, construe the patent’s claims narrowly or refuse to stop the other party from using the technology at issue on the grounds that our patents do not cover the technology. An adverse result in any such proceeding could put one or more of our patents at risk of being invalidated or interpreted narrowly. We may find it impractical or undesirable to enforce our intellectual property against some third parties. For instance, we are aware of third parties that have marketed high-concentration hydrogen peroxide solutions over the internet for the treatment of SK and warts. These parties do not appear to have regulatory authority, and we have not authorized them in any way to market these products. However, to date we have refrained from seeking to enforce our intellectual property rights against these third parties due to the transient nature of their activities.

Interference proceedings provoked by third parties or brought by us or declared by the USPTO may be necessary to determine the priority of inventions with respect to our patents or patent applications. An unfavorable outcome could require us to cease using the related technology or to attempt to license rights to it from the prevailing party. Our business could be harmed if the prevailing party does not offer us a license on commercially reasonable terms.

Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during this type of litigation.

We are aware that a third party generic pharmaceutical company completed a Phase 3 clinical trial in March 2018 evaluating the reduction in erythema in adults with moderate to severe facial erythema associated with rosacea with a 1% oxymetazoline topical cream in comparison to an oxymetazoline reference listed drug. While conducting such a clinical trial may not be an act of patent infringement in the United States, such a clinical trial could serve as the basis for the third party to file an Abbreviated New Drug Application, or ANDA, or 505(b)(2) application for a generic of RHOFADE that relies in whole or in part on studies conducted by Allergan, which could trigger a potential patent infringement lawsuit. If we were to bring a patent infringement lawsuit against such a third party for infringing any of the U.S. patents relating to methods of treating erythema resulting from rosacea by topically administering oxymetazoline that we have agreed to exclusively license from Allergan, we may be required to join Allergan as a party to such a lawsuit. In addition, if we were to bring a patent infringement lawsuit against a third party for infringing certain patents that we have agreed to sublicense from Allergan relating to the use of oxymetazoline for treating rosacea or purpura by topical application, we may also be required to join Allergan and another third party as parties to such a lawsuit.

With respect to ATI-501 and ATI-502, if we do not elect to exercise our first right to do so, Rigel may enforce the licensed patents relating to ATI-501 and ATI-502 against any infringing third party in the field of dermatology. In addition, Rigel has the first right, but not the obligation, to enforce the licensed patents relating to ATI-501 and ATI-502 against any infringing party outside of the field of dermatology. With respect to the licensed patents from Columbia University, Columbia University has the first right to initiate, control and defend any proceedings related to the validity, enforceability or infringement of the licensed patent rights and in doing so, has no obligation to assert more than one licensed patent in one jurisdiction against a third party. With respect to the licensed patents from Columbia University, if Columbia University does not elect to exercise its first right to do so, we may enforce the licensed patent rights relating to an infringement of the licensed patent rights against any infringing third party.

The RHOFADE patents that we have agreed to exclusively license from Allergan are subject to a cross-license agreement with a third party, which will place obligations and limitations on our ability to prosecute, maintain and enforce such patents solely as they relate to an alpha adrenoreceptor agonist that is not oxymetazoline.

We have agreed to exclusively license from Allergan a family of U.S. patents and applications relating to methods of treating erythema resulting from rosacea by topically administering oxymetazoline or other alpha-1 adrenoreceptor agonists, which expire between January 2024 and May 2028. This patent family covers the approved use of RHOFADE. This patent family is also subject to an exclusive license granted by Allergan to a third party, which will place obligations and limitations on our ability to prosecute, maintain and enforce such patents solely as they relate to an alpha adrenoreceptor agonist that is not oxymetazoline.

We may not be able to protect our intellectual property rights throughout the world.

Filing, prosecuting and defending patents on our drug candidates in all countries throughout the world would be prohibitively expensive, and our intellectual property rights in some countries outside the United States can be less extensive than those in the United States. For example, the use of ESKATA for the treatment of raised SKs is currently covered by patents in the United States, Australia, India and New Zealand, but not in the European Union

or other countries. The use of A-101 45% Topical Solution for the treatment of warts is currently covered by issued patents in the United States, Australia, India and New Zealand, but not in the European Union or other countries. A U.S. patent is issued, and patent applications are pending in the United States, the European Union and other foreign countries directed to high-concentration hydrogen peroxide formulations, including ESKATA and A-101 45% Topical Solution and methods of use. With respect to RHOFADE, the family of patents and applications relating to methods of treating erythema resulting from rosacea by topically administering oxymetazoline or other alpha-1 adrenoreceptor agonists, which expire between January 2024 and May 2028, is not filed outside of the United States. Accordingly, the patent protection for RHOFADE outside of the United States is based upon a family of patents and applications in the United States, the European Union and other major foreign markets that cover certain cream formulations of oxymetazoline, including RHOFADE, which expires in December 2031 and a family of patents and applications in the United States, the European Union and other major foreign markets relating to methods of treating facial erythema associated with rosacea by topically administering once or twice daily 1% or 1.5% oxymetazoline, which expires in June 2035. RHOFADE may also be covered by certain patents and applications in the United States, the European Union and other major foreign markets that expire between May 2024 and May 2025, which we have agreed to exclusively sublicense from Allergan.

Our JAK inhibitors, ATI-501 and ATI-502, are currently covered in patents and applications in the United States, the European Union, and other major foreign markets. Additionally, U.S. and Japanese patents have issued in the patent portfolio licensed from Columbia University, which are directed to the use of certain third party JAK inhibitors for the treatment of hair loss disorders and applications are pending in the United States, the European Union, Japan and South Korea. In addition, the laws of some foreign countries do not protect intellectual property rights to the same extent as federal and state laws in the United States. Consequently, we may not be able to prevent third parties from practicing our invention in such countries. Competitors may use our technologies in jurisdictions where we have not obtained patent protection to develop their own products and may export otherwise infringing products to territories where we have patent protection, but enforcement rights are not as strong as those in the United States. These products may compete with our drug candidates and our patents or other intellectual property rights may not be effective or sufficient to prevent them from competing.

Many companies have encountered significant problems in protecting and defending intellectual property rights in foreign jurisdictions. The legal systems of some countries do not favor the enforcement of patents and other intellectual property protection, which could make it difficult for us to stop the infringement of our patents generally. Proceedings to enforce our patent rights in foreign jurisdictions could result in substantial costs and divert our efforts and attention from other aspects of our business, could put our patents at risk of being invalidated or interpreted narrowly and our patent applications at risk of not issuing and could provoke third parties to assert claims against us. We may not prevail in any lawsuits that we initiate, and the damages or other remedies awarded, if any, may not be commercially meaningful.

Many countries, including European Union countries, India, Japan and China, have compulsory licensing laws under which a patent owner may be compelled under specified circumstances to grant licenses to third parties. In those countries, we may have limited remedies if patents are infringed or if we are compelled to grant a license to a third party, which could materially diminish the value of those patents. This could limit our potential revenue opportunities. Accordingly, our efforts to enforce our intellectual property rights around the world may be inadequate to obtain a significant commercial advantage from the intellectual property that we develop or license.

The validity, scope and enforceability of any of our patents that cover ESKATA, RHOFADE, A-101 45% Topical Solution or any of our other drug candidates can be challenged by competitors.

The likelihood that a third party will challenge our patents covering ESKATA or RHOFADE is increased now that these products have received marketing approval from the FDA. The challenge may come in the form of a patent office proceeding, such as an inter partes review, challenging the validity of the patents or a district court proceeding, such as a paragraph IV litigation arising out of the filing of an ANDA.

If a third party files an ANDA or 505(b)(2) application for a generic of ESKATA or RHOFADE, and relies in whole or in part on studies conducted by or for us, the third party will be required to certify to the FDA that either: (1) there is no patent information listed in the FDA’s Orange Book with respect to our NDA for the applicable approved drug candidate; (2) the patents listed in the Orange Book have expired; (3) the listed patents have not expired, but will expire on a particular date and approval is sought after patent expiration; or (4) the listed patents are invalid or will not be infringed by the manufacture, use or sale of the third party’s generic drug. A certification that the new drug will not infringe the Orange Book-listed patents for the applicable approved drug candidate, or that such patents are invalid, is called a paragraph IV certification. If the third party submits a paragraph IV certification to the FDA, a notice of the paragraph IV certification must also be sent to us once the third party’s ANDA is accepted for filing by the FDA. We may then initiate a lawsuit to defend the patents identified in the notice. The filing of a patent infringement lawsuit within 45 days of receipt of the notice automatically prevents the FDA from approving the third party’s ANDA until the earliest of 30 months or the date on which the patent expires, the lawsuit is settled, or the court reaches a decision in the infringement lawsuit in favor of the third party. If we do not file a patent infringement lawsuit within the required 45-day period, the third party’s ANDA will not be subject to the 30-month stay of FDA approval. Litigation or other proceedings to enforce or defend intellectual property rights are often very complex in nature, may be very expensive and time-consuming, may divert our management’s attention from our core business, and may result in unfavorable results that could limit our ability to prevent third parties from competing with ESKATA or RHOFADE. We are aware that a third party generic pharmaceutical company completed a Phase 3 clinical trial in March 2018 evaluating the reduction in erythema in adults with moderate to severe facial erythema associated with rosacea with a 1% oxymetazoline topical cream in comparison to an oxymetazoline reference listed drug. Such a clinical trial could serve as the basis for filing an ANDA or 505(b)(2) application for a generic of RHOFADE that relies in whole or in part on studies conducted by Allergan, triggering the potential for a paragraph IV certification and subsequent patent infringement lawsuit. Any such lawsuit could result in the invalidation of, or render unenforceable, some or all of the relevant patent claims or a finding of non-infringement and the approval of a generic version of RHOFADE sooner than anticipated.

If A-101 45% Topical Solution, our JAK inhibitors, or any of our other drug candidates advance through development or is approved by the FDA, one or more third parties may challenge the current patents, or patents that may issue in the future, within our portfolio covering these drug candidates. Any such challenge could result in the invalidation of, or render unenforceable, some or all of the relevant patent claims or a finding of non-infringement.